UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 10, 2010
W. P. CAREY & CO. LLC
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-13779	13-3912578
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 492-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
The registrant today announced the per share estimated Net Asset Values ("NAVs") for its CPA® series of non-traded real estate investment trusts ("REITs") as of December 31, 2009: $11.80 for CPA®:14; $10.70 for CPA®:15; and $9.20 for CPA®:16 — Global.
The registrant acts as the advisor to the CPA® REITs and earns asset management revenues based on the total asset value of the REITs on a monthly basis. The total asset value of the CPA® REITs including the current offering, CPA®:17 — Global, was $7.7 billion as of year-end 2009, up slightly from $7.6 billion in 2008. The registrant’s assets under management have further increased in 2010 as a result of net acquisitions by the CPA® REITs of $101 million, for a total of $7.8 billion as of March 10. The implied cap rate on the current assets under management is approximately 9%.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey & Co. LLC
Date: March 10, 2010	By:	/s/ Mark J. DeCesaris
Mark J. DeCesaris
Managing Director and Acting Chief Financial Officer